Exhibit 10.34

TRIBUNE MEDIA COMPANY
EXECUTIVE INCENTIVE PLAN
1.    DEFINED TERMS
The following terms, when used in the Plan (as defined below), have the meanings and are subject to the provisions set forth below:
(a)“Affiliate”: (i) Any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company or (ii) to the extent provided by the Administrator, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract, or otherwise.
(b)“Award”: An award that is granted to a Participant with respect to a Performance Period. An Award opportunity may be expressed as a percentage of the Participant’s base salary as of the last day of the applicable Performance Period, a fixed dollar amount, or in such other form as determined by the Administrator.
(c)“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(d)“Board”: The Board of Directors of the Company.
(e)“Cause”: Unless otherwise specified in an applicable and effective employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Administrator in its sole discretion:
(1)The Participant’s failure to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, which failure has resulted in, or could reasonably be expected to result in, harm (whether financial, reputational, or otherwise) to the Company or an Affiliate; provided, however, that the Participant shall be provided a ten (10) day period to cure any of the events or occurrences described in this clause (1) hereof to the extent capable of cure during such ten (10) day period;
(2)The Participant’s engaging in conduct harmful (whether financially, reputationally, or otherwise) to the Company or an Affiliate;
(3)The Participant’s conviction of, or plea of guilty or no contest to, (x) a felony or (y) any other crime involving as a material element fraud or dishonesty;
(4)The willful misconduct or gross neglect of the Participant that has resulted in, or could reasonably be expected to result in, harm (whether financial, reputational, or otherwise) to the Company or an Affiliate;
(5)The willful violation by the Participant of the written policies of the Company or an Affiliate that has resulted in, or could reasonably be expected to result in, harm (whether financial, reputational, or otherwise) to the Company or an Affiliate;
(6)The Participant’s fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or an Affiliate (other than good faith expense account disputes);
(7)The Participant’s act of personal dishonesty involving personal profit in connection with the Participant’s employment or service with the Company or an Affiliate;
(8)The Participant’s material breach of any written agreement with the Company or an Affiliate, including an employment, consulting or severance agreement; or

(9)The willful breach by the Participant of fiduciary duty owed to the Company or an Affiliate.
(f)“Change in Control”: Unless otherwise specified in an applicable and effective agreement between the Company and a Participant (including any employment, consulting, change in control, severance or other agreement), a “Change in Control” shall be deemed to occur upon:
(1)The acquisition, through a transaction or series of transactions (other than through a public offering of the common stock of the Company under the Securities Act of 1933, as amended, or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States), by any Person of Beneficial Ownership of more than fifty (50) percent (on a fully diluted basis) of either (A) the then-outstanding shares of common stock of the Company taking into account as outstanding for this purpose common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire common stock or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);
(2)The date upon which individuals who, during any consecutive twenty-four (24) month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director; provided further, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director; or
(3)The consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer, or other disposition of all or substantially all of the business or assets of the Company to a third party purchaser that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale, (A) fifty (50) percent or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted or exchanged pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person is or becomes the Beneficial Owner, directly or indirectly, of more than fifty (50) percent of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).
(g)“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.
(h)“Company”: Tribune Media Company, a Delaware corporation or any successor thereto.
(i)“Compensation Committee”: The Compensation Committee of the Board.
(j)“Performance Measure”: Specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, vesting or full enjoyment of an Award, including, without limitation: net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; retained earnings; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; operating expense ratios; market share; customer satisfaction; acquisition or divestiture activity; management succession planning; diversity; legal effectiveness; handling of SEC or environmental matters; working capital targets and change in working capital; and economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital). Any Performance Measure(s) may be based on GAAP or non-GAAP calculations and used to measure the performance of the Company, any subsidiary, and/or any Affiliate as a whole or any business unit or division of the Company, any subsidiary, and/or any Affiliate or any combination thereof, as the Administrator may deem appropriate, in absolute terms: (i) relative to the performance of one or more comparable companies, or a published or special index covering multiple companies that the Administrator, in its discretion, deems appropriate, or (ii) based on changes in the Performance Measure(s) over a specified period of time which changes may be measured based on an arithmetic change over a specified period of time (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change, or compounded percentage change). A Performance Measure may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Measures applicable to such Award will be adjusted to reflect events (including, but not limited to, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes) occurring during the Performance Period that affect the applicable Performance Measure(s).
(k)“Performance Period”: A specified performance period, consisting of the Company’s fiscal year (unless otherwise determined by the Administrator).
(l)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(m)“Plan”: The Tribune Media Company Executive Incentive Plan, as from time to time amended and in effect.
2.    PURPOSE
The Plan has been established to advance the interests of the Company by providing for the grant of Awards to the Company’s Chief Executive Officer (“CEO”) and other executive officers as well as to officers of the Company and its subsidiaries who report directly to the CEO (collectively, the “Senior Management Group”). The Plan is designed to motivate eligible employees to achieve important short-term business and/or individual goals and reward their contributions to the overall success of the Company and its subsidiaries.
3.    ADMINISTRATION
The Plan will be administered by the Compensation Committee (referred to herein as the “Administrator”) and its designees. The Compensation Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Administrator” shall be deemed to refer to the person or persons to whom such authority has been delegated. The Administrator shall have discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the amount payable under Awards; prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons.

4.    ELIGIBILITY; PARTICIPANTS
Members of the Senior Management Group are eligible to participate in the Plan; provided, that, no such employee will be eligible to participate in the Plan in respect of any Performance Period in which such employee first becomes eligible to participate in the Plan on or after the date that is ten (10) months following the first day of such Performance Period. The Administrator will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Receipt of an Award under the Plan will not entitle an individual to receive a subsequent Award or Awards under the Plan.
5.    PERFORMANCE MEASURES; GRANT OF AWARDS
a. Performance Measures. During the first calendar quarter of each applicable Performance Period, the Administrator shall establish the Performance Measure(s) applicable to Awards granted with respect to such Performance Period.
b.Grant of Awards. A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. The Administrator shall select the Participants, if any, who receive Awards for a Performance Period and shall determine (i) the amount or amounts that will be payable (subject to adjustment in accordance with Section 6) with respect to each Award if the Performance Measure(s) are achieved in whole or in part and (ii) such other terms and conditions as the Administrator deems appropriate with respect to each such Award.
6.     DETERMINATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS
As soon as practicable after the end of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Measure(s) applicable to Awards granted for the Performance Period have been satisfied. The Administrator shall then determine the amount payable, if any, under each Award with reference to achievement of the Performance Measure(s) and any individual goals applicable to the Participant and any other objective or subjective criteria as the Administrator determines. The Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under an Award for a Performance Period, adjust the actual payment, if any, to be made under such Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case, the Administrator’s discretionary determination, which may affect different Awards differently, will be binding on all parties.
7.    PAYMENT UNDER AWARDS
Unless otherwise specified in an applicable and effective employment agreement between the Company and a Participant, the following terms shall govern the payment of Awards:
a. Payment under Awards. The Administrator shall determine the payment dates for Awards under the Plan. Except as otherwise determined by the Administrator, required pursuant to applicable law, or provided in this Section 7, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code. Except as otherwise provided pursuant to Section 7(c) below, an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment. Except as determined by the Administrator, Awards under the Plan are intended to qualify for exemption from Section 409A of the Code and shall be construed and administered accordingly.
b.New Participants. A Participant who becomes eligible to participate in the Plan after the first day of a Performance Period but prior to the date that is ten (10) months following the first day of a Performance Period shall receive a pro-rated Award based on the number of calendar days during which the Participant was eligible to participate in the Plan during such Performance Period and achievement of the Performance Measure(s) applicable to such Award.

c.Termination of Employment Without Cause. Notwithstanding anything to the contrary in Section 7(a) above, if a Participant’s employment is terminated without Cause by the Company or any of its subsidiaries, and such termination occurs on or after the date that is six (6) months following the first day of a Performance Period, the Participant shall receive a pro-rated Award based on the number of calendar days during which the Participant was employed during such Performance Period and determined based on the achievement of the Performance Measure(s) applicable to such Award in an amount not to exceed the Participant’s target Award opportunity for such Performance Period; provided, however, that if such termination without Cause occurs in connection with a Change in Control, Section 8 of this Plan shall instead apply and shall supersede this Section 7(c). Notwithstanding anything herein to the contrary, any obligation of the Company or any of its subsidiaries to make any payment to the Participant under the Award is conditioned on the Participant signing and returning to the Company or its subsidiaries (without revoking) a timely and effective general release of claims in favor of the Company and its subsidiaries (the “Release”). The Release must be executed in the form provided by the Company by the deadline specified therein.
8.     CHANGE IN CONTROL
As soon as practicable following the consummation of a Change in Control, each then Participant shall be paid a pro-rated Award based on the number of calendar days during which the Participant was employed during the Performance Period prior to the consummation of the Change in Control and determined based on achievement of the Performance Measure(s) applicable to such Award (as determined by the Administrator). The maximum amount payable under this Section 8 to all Participants shall not exceed the Award amounts payable to such Participants for the year in which such Change in Control occurs assuming that the applicable Performance Measure(s) associated with such Awards were achieved at 100%; it being understood that, with respect to any Participant, the Administrator may authorize a payment above or below the target Award amount for such Participant provided that the aggregate amount paid to all Participants does not exceed the maximum amount provided for herein.
9.    PAYMENT LIMITS
The maximum amount payable to any Participant with respect to any fiscal year will be two hundred (200) percent of his or her target Award opportunity for such year, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section 7 above, shall be applied without regard to such deferral; provided, that, such limitation may be waived by written approval of the Administrator.
10.    TAX WITHHOLDING; Limitation on Liability
All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.
11.    AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards.
12.    RECOVERY OF COMPENSATION
The Administrator may provide in any case that any outstanding Award and payments in respect of an Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of any outstanding Award and payments received in respect of any Award, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act and any applicable Company policy.

13.    MISCELLANEOUS
a.Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, to the maximum extent permitted by law, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
b.Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant or other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.
c.Governing Law. Except as otherwise provided by the express terms of an Award agreement, the domestic substantive laws of Illinois govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of Illinois for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of Illinois; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.
d.Other Compensation Arrangements. The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.
e.Rights Limited. Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries. The loss of existing Awards will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.
f.Effective Date. The Plan shall be effective upon adoption of the Plan by the Compensation Committee and shall supersede and replace the Company’s annual cash bonus program with respect to Awards granted to eligible employees for fiscal years beginning after the date of such adoption.